Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Cutera, Inc.

Ron Santilli

Chief Financial Officer

415-657-5500

Investor Relations

John Mills

Integrated	Corporate Relations, Inc.

310-954-1105

jmills@icrinc.com

CUTERA UPDATES GUIDANCE FOLLOWING PATENT LITIGATION SETTLEMENT

— Conference Call Scheduled For Today At 8:30 A.M. EDT —

Brisbane, California, June 5, 2006 – Cutera, Inc.® (Nasdaq: CUTR), a leading provider of laser and other light-based aesthetic systems for practitioners worldwide, will be hosting a teleconference and webcast today at 8:30 a.m. EDT (5:30 a.m. PDT) to discuss the settlement of its patent infringement lawsuits with Palomar Medical Technologies, Inc. For more information regarding that settlement, please see Cutera’s Press Release and the parties’ Settlement Agreement and License Agreement on the Investor Relations section of the company’s website at www.cutera.com. These documents will be filed later today on a Form 8-K with the U.S. Securities and Exchange Commission and will then be available on its web site at www.sec.gov.

Kevin Connors, Cutera’s President and Chief Executive Officer, Ron Santilli, Chief Financial Officer and Matt Lucero, General Counsel, will be hosting today’s call.

As a result of that settlement, Cutera management has updated GAAP and ‘Adjusted Non-GAAP’ guidance as follows. The accounting and projected tax impacts of the estimated $22 million non-recurring litigation settlement payment shown below (which excludes ongoing royalties for future product sales) are subject to revision after further research, consultation and final evaluation by management. Non-GAAP guidance excludes the impact of adopting SFAS 123(R) and the litigation settlement.

	Three months ended June 30, 2006		Year ended December 31, 2006
	GAAP	Adjusted Non-GAAP(1)	GAAP	Non-GAAP (1)
Revenue	$23,000	$23,000	$98,000	$98,000
Gross Profit (after royalties)	15,800	16,000	67,900	68,750

Operating expenses	15,750	15,000	58,300	54,675
Patent litigation settlement expenses	22,000	0	22,000	0

Income (loss) from operations	(21,950)	1,000	(12,400)	14,075

Net income (loss)	$(12,800)	$1,170	(4,700)	$11,770

Diluted EPS	$(0.89)	$0.08	$(0.33)	$0.82

(1)	Non-GAAP basis of presentation

To supplement Cutera’s condensed consolidated financial statements presented on a GAAP basis, Cutera provides Non-GAAP financial information and forecasts that are comparable to its historical results prior to fiscal 2006. The Non-GAAP results exclude the after tax impact of stock-based compensation recognized under Statement of Financial Accounting Standards (SFAS) No. 123(R), but include the effect of compensation expense related to discounted options and restricted stock units recognized under APB 25. In addition, Non-GAAP results exclude the after tax impact of the patent litigation settlement expenses. Cutera management believes that these non-GAAP measures provide the investment community with a better understanding of how our fiscal 2006 results compare with our historical performance. A reconciliation of the GAAP guidance to the Non-GAAP guidance for the quarter ending June 30, 2006 and the year ending December 31, 2006 is included in the table below. This additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP information. The non-GAAP financial information that we provide also may differ from the non-GAAP information provided by other companies.

The conference call is scheduled to begin today at 8:30 a.m. EDT (5:30 a.m. PDT). To participate in the call, investors should dial 1-800-819-9193 and international callers should dial 1-913-981-4911. The call will also be broadcast live over the Internet hosted at the Investor Relations section of Cutera’s website at www.cutera.com and will be archived online within one hour of the completion of the conference call.

A telephonic playback of that call will be available from 10:30 a.m. EDT on June 5, 2006, through 12:00 p.m. EDT on June 19, 2006 by calling 888-203-1112. International callers may call 719-457-0820. To access this playback, please enter pass code 8429972.

About Cutera, Inc.

Brisbane, California-based Cutera is a leading provider of laser and other light-based aesthetic systems to the professional aesthetic market. Since 1998, Cutera has been developing innovative, easy-to-use products that enable dermatologists, plastic surgeons, gynecologists, primary care physicians and other qualified practitioners to offer safe, effective and non-invasive aesthetic treatments to their patients. For more information, call 1-888-4CUTERA or visit www.cutera.com

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, Cutera’s financial guidance for the second quarter and fiscal year 2006, and statements concerning the estimated amounts of the initial litigation settlement payment, the anticipated blended royalty rate that will be owing to Palomar on future sales of Cutera products, and our future success, are forward-looking statements within the meaning of the Safe Harbor. Forward-Looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties, which may cause Cutera’s actual results to differ materially from the statements contained herein. Further information on potential risk factors that could affect Cutera’s business and its financial results are detailed in its most recent 10-K and 10-Q as filed with the Securities and Exchange Commission. Undue reliance should not be placed on forward–looking statements, which speak only as of the date they are made. Cutera undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

CUTERA INC.

RECONCILIATION OF GAAP GUIDANCE, TO ‘ADJUSTED NON-GAAP’ GUIDANCE

(in thousands, except per share data)

(unaudited)

	GUIDANCE				GUIDANCE
	Three Months Ended 6/30/2006				Year Ended 12/31/2006
	GAAP*	Adjustments		Adjusted Non- GAAP*	GAAP*	Adjustments		Adjusted Non- GAAP*
Revenue	$23,000	$—		$23,000	$98,000	$—		$98,000

Gross profit	15,800	200	(a)	16,000	67,900	850		68,750

Operating expenses	15,750	750	(a)	15,000	58,300	3,625	(a)	54,675
Estimated patent litigation settlement	22,000	22,000	(b)	—	22,000	22,000	(b)	—

Income/ (loss) from operations	(21,950)	22,950	(a+b)	1,000	(12,400)	26,475		14,075

		22,950	(a+b)			26,475	(a+b)
		(290	)(c)			(1,315	)(c)
Net Income (loss)	$(12,800)	$(8,690	)(d)	$1,170	$(4,700)	$(8,690)		$11,770

Net income per diluted share	$(0.89)	$(0.97)		$0.08	$(0.33)	$(1.15)		$0.82

(a)-	Stock-based compensation charges resulting from adopting SFAS 123(R) with effect from January 1, 2006.
(b)-	Estimated non-recurring Palomar patent litigation settlement charge.
(c)-	Notional reduced tax benefit related to the stock-based compensation charges resulting from adopting SFAS 123(R) with effect from January 1, 2006.
(d)-	Notional reduced tax benefit related to the estimated Palomar patent litigation settlement charge.
*	Adjusted Non-GAAP financials include the effect of compensation expense related to discounted options and restricted stock units recognized under APB 25. GAAP financials include the aforementioned expense plus the impact of stock-based compensation recognized under SFAS 123(R).